UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 10, 2012

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  1-800-232-6522

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 10, 2012, Ecolab Inc. (“Ecolab”) entered into a $500 million unsecured 364-day revolving credit facility that matures in August 2013 (the “364-Day Facility”), among the lenders party thereto, Bank of America, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Credit Suisse AG, Cayman Islands Branch, as co-syndication agents.

The 364-Day Facility replaces Ecolab’s $1.0 billion 364-day revolving credit facility, dated as of September 8, 2011, which was to expire on September 6, 2012 and was terminated on August 10, 2012 (the “Terminated Agreement”).

The 364-Day Facility will be used for general corporate purposes and support of commercial paper issuances.  The 364-Day Facility includes an incremental expansion facility that permits Ecolab to increase the commitments under the 364-Day Facility by up to $250 million.

Borrowings under the 364-Day Facility bear interest, at Ecolab’s option, at (i) the base rate (which is equal to the highest of (a) the Bank of America, N.A. prime rate, (b) the federal funds rate plus 0.50% and (c) one-month LIBOR plus 1.0%) plus an applicable margin or (ii) LIBOR plus an applicable margin.

In connection with the 364-Day Facility, Ecolab must pay a facility fee at a rate per annum which may range from 0.06% to 0.225% of the average daily commitment of each lender.  The applicable rate for this fee will be determined based on Ecolab’s credit rating, as described in the 364-Day Facility.  Provided certain conditions are met and at Ecolab’s option, the outstanding principal amount of loans under the 364-Day Facility on the maturity date may be converted to a term loan which will be due in a single payment up to 12 months from the maturity date.  Ecolab will pay a fee equal to 1.0% of the outstanding principal amount of loans under the 364-Day Facility that are converted into a term loan.

The 364-Day Facility contains a financial covenant that requires Ecolab to maintain a minimum interest expense coverage ratio.  The 364-Day Facility also contains customary conditions to funding, events of default, affirmative covenants and negative covenants, including restrictions on liens and subsidiary indebtedness.

In the ordinary course of their respective businesses, one or more of the lenders under the 364-Day Facility, or their affiliates, have or may have various relationships with Ecolab and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services, for which they received, or will receive, customary fees and expenses.

The foregoing description is not intended to be complete and is qualified in its entirety by reference to the full text of the 364-Day Facility, which is incorporated herein by reference and attached as Exhibit 10.1 hereto.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth above under Item 1.01 regarding the Terminated Agreement is hereby incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits.

10.1                             $500 million 364-Day Revolving Credit Facility, dated as of August 10, 2012, among Ecolab Inc., the lenders party thereto, Bank of America, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Credit Suisse AG, Cayman Islands Branch, as co-syndication agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: August 10, 2012	By:	/s/David F. Duvick
David F. Duvick
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing

10.1

$500 million 364-Day Revolving Credit Facility, dated as of August 10, 2012, among Ecolab Inc., the lenders party thereto, Bank of America, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-syndication agents.

Filed herewith electronically.